WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
January 22, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 4Q 2017 AND FULL YEAR 2017 RESULTS;
11% INCREASE IN NET REVENUE OVER 4Q 2016 DRIVEN BY
OVER 10% ORGANIC GROWTH IN LOANS, DEPOSITS AND FEE INCOME, AND
CONTINUED IMPROVEMENTS IN NET INTEREST MARGIN;
RESULTS IMPACTED BY ACTIONS RELATED TO RECENT TAX LEGISLATION
WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported a net loss of $0.5 million, or $0.02 per diluted common share for 4Q 2017 compared to net income of $18.1 million, or $0.56 per share for 4Q 2016 and net income of $20.6 million, or $0.64 per share for 3Q 2017. Net income for the year ended December 31, 2017 was $59.6 million, or $1.84 per diluted common share as compared to $64.1 million, or $2.06 per share for 2016. The results for 4Q 2017 and full-year 2017 include $23.6 million of after-tax expense related to the four items disclosed in the Company’s press release and Form 8-K dated January 4, 2018. See Notable Items for further information.
Net revenue (which includes net interest income and noninterest income) was $90.2 million for 4Q 2017, an increase of $8.9 million, or 11% from 4Q 2016. The strong increase in net revenue includes balanced organic growth in both net interest income and noninterest income. Net interest income was $57.7 million, an increase of $4.8 million, or 9% from 4Q 2016; and fee income (noninterest income) was $32.4 million, an increase of $4.1 million, or 15% from 4Q 2016. Noninterest expenses were $56.1 million in 4Q 2017, an increase of $7.1 million, or 15% from 4Q 2016.
For 4Q 2017, return on assets (ROA) was (0.03)%, return on average tangible common equity (ROTCE) was (0.05)% and the efficiency ratio was 61.7%. For the full-year 2017, ROA was 0.87%, ROTCE was 11.48% and the efficiency ratio was 61.5%.

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Highlights for 4Q 2017:

•	Core earnings per share (EPS)(1) of $0.71 for 4Q 2017 increased 22% from $0.58 in 4Q 2016.

•	Core ROA(1) was 1.31% for 4Q 2017 compared to 1.12% for 4Q 2016. Core return on average tangible common equity(1) was 16.46% for 4Q 2017 compared to 15.39% for 4Q 2016.

•
Core net revenue(1) of $89.9 million increased $9.2 million, or 11% from 4Q 2016, reflecting strong organic growth, including a $4.8 million, or 9% increase in core net interest income(1) and a $4.4 million, or 16% increase in core fee income (noninterest income)(1) across several business lines.

•	Core noninterest expense(1) increased $4.3 million, or 9% from 4Q 2016, creating 2 percentage points of positive operating leverage and resulting in a strong core efficiency ratio(1) of 57.0%.

•
Loans grew 10% (annualized), customer funding increased 12% (annualized), and the net interest margin grew 5 basis points to 4.00% compared to 3Q 2017. Compared to 4Q 2016, loans grew 7%, customer funding increased 9%, and the net interest margin grew 10 basis points to 4.00%. These healthy growth rates demonstrate our ability to simultaneously increase market share in a competitive environment, while also expanding our geographic footprint and growing our gross margins and profitability.

(1) As used in this release, core earnings per share (EPS), core return on average assets (ROA), core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 21 and 22 of this press release.

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Notable items in the quarter:
All of the items below are excluded from core earnings. The first four items listed below are described in greater detail in our press release and Form 8-K dated January 4, 2018.

•
WSFS recorded a $12.8 million income tax charge, or $0.40 per share, in 4Q 2017 upon revaluing the Company’s deferred tax asset (DTA) at December 31, 2017 as a result of the reduction of the top corporate income tax rate from 35% to 21%, effective January 1, 2018, included in H.R. 1 (the Tax Cuts and Jobs Act of 2017). The Company expects to recover this charge through lower taxes in less than one year.

•
WSFS recognized an $8.0 million income tax charge, or $0.25 per share, in 4Q 2017 from the decision in 4Q 2017 to surrender all of its Bank-Owned Life Insurance (BOLI) policies. Due to the change in the corporate tax rate, the returns on these very long-term assets are no longer accretive to our current ROA performance and expectations. We expect to redeploy the estimated $101 million of cash proceeds upon formal surrender of the policies, which is expected to occur in 2018.

•
WSFS realized a $2.8 million fraud loss expense, or $0.06 per share, in 4Q 2017 resulting from a scheme to defraud the bank that was previously disclosed on Form 8-K on June 22, 2017. WSFS is aggressively pursuing all available remedies, including working with insurance carriers, to recover the loss.

•	WSFS made a $1.5 million donation, or $0.03 per share, to the WSFS Foundation, matching the only other grant made to the WSFS Foundation when it was formed in 2003.

•	WSFS realized $0.2 million, or less than $0.01 per share, in net gains on sales of securities in 4Q 2017, compared to $0.5 million, or $0.01 per share, in 4Q 2016.

•	WSFS recorded less than $0.1 million, or less than $0.01 per share, in corporate development expenses during 4Q 2017, compared to $1.5 million or approximately $0.03 per share, in 4Q 2016.

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CEO outlook and commentary
Mark A. Turner, President and CEO, said, “Our fourth quarter results were impacted by previously announced actions resulting from the Tax Cuts and Jobs Act of 2017 and other discrete items. Excluding these items, we recorded strong fourth quarter core results, which cap a successful year. For the quarter, we recorded core EPS of $0.71 and core ROA of 1.31%, which represent significant improvement from the prior year. We gained meaningful market share during the fourth quarter as loans grew an impressive 10% and customer deposits increased 12% on an annualized basis. Execution and optimization of previous acquisitions was a strategic focus in 2017, and we are pleased to report a strong 4Q 2017 core efficiency ratio of 57.0% and 2 percentage points of positive operating leverage compared to 4Q 2016. Our 4Q 2017 core results were balanced and almost entirely driven by organic growth, confirming the strength of our business model and growth strategy. Our full-year 2017 results were highlighted by 17% growth in core EPS, a core ROA of 1.21%, 7% loan growth, 9% customer funding growth, core fee income growth of 19%, and a 60.1% core efficiency ratio. These core results and the resulting momentum position us well to exceed our Strategic Plan goals in 2018, even before the favorable impact of the recent tax rate change.
“Further, the results of our 2017 Associate engagement survey conducted by the Gallup organization placed us among the top 5% of Gallup clients worldwide. During the year, we also were named a top workplace in Delaware for the twelfth consecutive year in The News Journal’s ‘Top Workplaces’ survey, ranking second in the large company category. We were also named the ‘Top Bank’ in Delaware for the seventh year in a row.  In addition, we were named a ‘Top Workplace’ in our newer, greater-Philadelphia market by philly.com, earning third place in the mid-size company category.
“Strong Associate and Customer engagement across our footprint coupled with high performing, high quality, and sustainable financial results, continue to fuel our growth and ability to execute on our strategic goals. These results and accolades demonstrate the continued success of our focused strategy of: ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Fourth Quarter 2017 Discussion of Financial Results
Net interest margin increased due to balance sheet positioning and growth
Net interest income for 4Q 2017 was $57.7 million, an increase of $4.8 million, or 9% compared to 4Q 2016. The net interest margin for 4Q 2017 was 4.00%, an increase of 10 bps from 3.90% for 4Q 2016. The year-over-year increase reflects an estimated 9 bps resulting from the higher short-term interest rate environment, 6 bps related to the redemption of $55.0 million of our senior notes in late 3Q 2017, an estimated 6 bps from favorable balance sheet growth and mix, and 3 bps from the payoff of a loan previously placed on nonaccrual status. These drivers of higher net interest margin were offset somewhat by 11 bps attributable to lower purchased loan accretion from previous acquisitions and 3 bps from the continued run-off of our high-yielding reverse mortgage portfolio.
Compared with 3Q 2017, net interest income increased $1.6 million or 3% (not annualized) and net interest margin increased 5 bps to 4.00% from 3.95%. The increase in the net interest margin from 3Q 2017 was primarily driven by a 4 bps benefit from the aforementioned redemption of $55.0 million of our senior notes in 3Q 2017 and a 3 bps benefit from the loan payoff described in the paragraph above. These factors were offset by 3 bps of lower purchased loan accretion in 4Q 2017.
Strong and balanced loan portfolio growth continues
At December 31, 2017, WSFS’ net loan portfolio was $4.81 billion, an increase of $117.8 million, or 10% (annualized), from September 30, 2017. The increase was highlighted by a $76.8 million, or 8% (annualized), increase in total commercial loans and a $37.7 million, or 29% (annualized), increase in consumer loans.
Compared to December 31, 2016, net loans increased $308.2 million, or 7%. The year-over-year growth included an increase of $176.5 million, or 7% in commercial and industrial (C&I) loans, an increase of $58.7 million, or 27% in construction loans and an increase of $109.6 million, or 24% in consumer loans. These increases were partially offset by a decline in residential mortgages of $59.6 million, or 17%, reflecting our ongoing strategy of selling most newly-originated residential mortgages in the secondary market.

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The following table summarizes loan balances and composition at December 31, 2017 compared to September 30, 2017 and December 31, 2016:

(Dollars in thousands)	December 31, 2017		September 30, 2017		December 31, 2016
Commercial & industrial	$2,540,853	52%	$2,483,193	53%	$2,364,399	53%
Commercial real estate	1,180,399	25	1,149,664	25	1,156,542	26
Construction	280,017	6	291,617	6	221,321	5
Total commercial loans	4,001,269	83	3,924,474	84	3,742,262	84
Residential mortgage	284,798	6	281,092	6	344,373	7
Consumer	561,905	12	524,164	11	452,273	10
Allowance for loan losses	(40,599)	(1)	(40,201)	(1)	(39,751)	(1)
Net Loans	$4,807,373	100%	$4,689,529	100%	$4,499,157	100%
Credit quality trends remain stable and strong

Credit quality metrics during 4Q 2017 reflect continued strength in portfolio performance.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $150.3 million, or 21.34% of Tier 1 capital plus the allowance for loan losses (ALLL) at December 31, 2017, a slight increase compared to $147.7 million, or 20.63%, at September 30, 2017. Notably, classified assets, which are included in problem assets, decreased to $110.7 million at December 31, 2017 compared to $128.7 million at September 30, 2017.
Total delinquencies, which include nonperforming delinquencies, were $25.3 million at December 31, 2017, or 0.53% of gross loans, a slight improvement from $27.0 million and 0.57% of gross loans at September 30, 2017. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.18% of gross loans at December 31, 2017.
Total nonperforming assets increased $6.6 million or 13% to $59.0 million at December 31, 2017, as compared to $52.4 million at September 30, 2017, primarily due to one loan relationship that was placed on non-accrual status during the quarter. The nonperforming assets to total assets ratio was a low 0.84% at December 31, 2017 compared to 0.76% at September 30, 2017.
Net charge-offs for 4Q 2017 were $3.7 million or 0.31% (annualized), an increase from $2.7 million, or 0.23% (annualized), in 3Q 2017, and a decrease from $4.4 million, or 0.40% (annualized), during 4Q 2016. For the full-year 2017, the ratio of net charge-offs to total gross loans was 0.22% in 2017, as compared with 0.23% for the full-year 2016, demonstrating continued overall positive and stable credit quality trends.

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Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs) were $4.1 million for 4Q 2017, an increase from $3.5 million during 3Q 2017 and a decrease from $5.9 million during 4Q 2016. Total credit costs for the full-year 2017 were $12.6 million, as compared with $14.8 million for the full-year 2016, further demonstrating continued positive and stable credit quality and costs.
The ratio of the ALLL to total gross loans was 0.84% at December 31, 2017 compared to 0.86% at September 30, 2017. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.97% at December 31, 2017 and 0.99% at September 30, 2017. The ALLL was 111% of nonaccruing loans at December 31, 2017 compared to 120% at September 30, 2017 and 174% at December 31, 2016.

Customer funding reflects continued core deposit strength
Total customer funding was $5.02 billion at December 31, 2017, a $140.4 million, or 12% (annualized) increase from September 30, 2017. The increase included a $63.2 million increase in noninterest bearing deposits, reflecting strong organic growth in our core deposit franchise. In addition, the Company took the opportunity to attract fixed rate funding during the quarter in a rising rate environment. As a result, CDs increased $71.9 million in the quarter.
Customer funding increased $418.6 million, or 9% compared to December 31, 2016. This included a core deposit increase of $382.7 million, or 10% over the prior year, with $290.6 million attributable to no- and low-cost checking deposit accounts.
Core deposits were a very strong 87% of total customer deposits, and no- and low-cost checking deposit accounts represent a robust 49% of total customer deposits at December 31, 2017. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a rising-rate environment. The ratio of loans to customer deposits was 96% at December 31, 2017.

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The following table summarizes customer funding balances and composition at December 31, 2017 compared to September 30, 2017 and December 31, 2016:

(Dollars in thousands)	December 31, 2017		September 30, 2017		December 31, 2016
Noninterest demand	$1,420,760	28%	$1,357,597	28%	$1,266,306	28%
Interest-bearing demand	1,071,512	21	1,057,571	22	935,333	20
Savings	549,744	11	557,914	11	547,293	12
Money market	1,347,146	27	1,347,576	28	1,257,520	27
Total core deposits	4,389,162	87	4,320,658	89	4,006,452	87
Customer time deposits	629,071	13	557,129	11	593,184	13
Total customer deposits	$5,018,233	100%	$4,877,787	100%	$4,599,636	100%

Strong and diversified organic fee income growth
Core fee income (noninterest income) increased by $4.4 million, or 16%, to $32.2 million compared to 4Q 2016, including $4.1 million, or 15%, from organic growth, demonstrating our ability to execute on our strategic goal of optimizing our fee-based businesses. This was the result of diversified growth across most of our businesses and included $1.7 million from credit/debit card and ATM income and $1.3 million from investment management and fiduciary revenue.
When compared to 3Q 2017, core fee income increased $0.5 million, or 2% (not annualized), driven by a $0.6 million increase in investment management and fiduciary revenue. Further, full-year 2017 core fee income increased $20.0 million over 2016, or 19%, of which $12.3 million, or 12% was organic growth.
For 4Q 2017, fee income was 35.7% of total revenue (computed on a fully tax-equivalent basis), compared to 34.5% for 4Q 2016, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and ATM services (Cash Connect®).

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Noninterest expenses reflect improved efficiency
Core noninterest expense for 4Q 2017 was $51.7 million, an increase of $4.3 million or 9% from $47.4 million in 4Q 2016. Contributing to the year-over-year increase was $3.4 million of higher compensation and benefit costs to support overall franchise growth and $0.4 million due to higher costs to support Cash Connect® revenue growth.
When compared to 3Q 2017, core noninterest expense decreased $1.6 million, primarily due to $1.0 million of lower incentive compensation costs and $0.3 million related to a vendor credit.
Our core efficiency ratio was 57.0% in 4Q 2017, an improvement compared to 60.2% in 3Q 2017 and 58.2% in 4Q 2016. This improvement reflects continued growth and economies of scale as well as the typical seasonality of our business, with results typically improving throughout the year. Our full-year 2017 core efficiency ratio was 60.1% in 2017, slightly improved from 60.2% in 2016.

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Income taxes
Our income tax provision and effective tax rate were significantly affected by the revaluation of our net DTA due to the permanent reduction in the corporate tax rate included in H.R. 1 (the Tax Cuts and Jobs Act) as well as our related decision to surrender our BOLI policies in 2018. The table below shows the effect of these items on our tax provision and effective tax rate.

	Three months ended
	December 31, 2017	September 30, 2017	December 31, 2016
Tax provision	$30,557	$10,942	$9,070
Less: DTA revaluation	(12,820)	—	—
Less: BOLI surrender	(7,952)	—	—
Adjusted tax provision(2)	$9,785	$10,942	$9,070

Effective tax rate	101.7%	34.7%	33.4%
Less: Effect of DTA revaluation	(42.7)	—	—
Less: Effect of BOLI surrender	(26.4)	—	—
Adjusted effective tax rate(2)	32.6%	34.7%	33.4%
The modest fluctuation in the adjusted effective tax rate (excluding the effects of our DTA revaluation and BOLI surrender) is primarily the result of differences in tax benefits realized on stock-based compensation and state taxes.

(2) As used in this release, adjusted tax provision and adjusted effective tax rate are non-GAAP financial measures. For further discussion of our use of non-GAAP financial information, please see note (o) on page 21 of this press release.

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Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew 16% over the prior year
The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments provides insurance, asset management, and brokerage products primarily to our retail banking clients with $188.7 million in assets under management (AUM). Cypress Capital Management, LLC is a registered investment adviser with $901.5 million(3) in AUM. Cypress is a fee-only wealth management firm whose primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing current income. West Capital Management is a registered investment adviser with $861.2 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully-customized solutions tailored to the unique needs of institutions and high net worth individuals. Christiana Trust, with $16.79 billion(3) in AUM and assets under administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy, administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Wealth Client Management serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $13.2 million for 4Q 2017. This represented an increase of $1.6 million, or 14% compared to 4Q 2016 and an increase of $0.6 million, or 5% compared to 3Q 2017. Included in the year-over-year increase is fee revenue, which increased $1.4 million, or 16%, compared to 4Q 2016. The year over year increase reflects continued organic growth across our business lines.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $8.4 million during 4Q 2017 compared to $10.7 million during 4Q 2016 and $8.6 million during 3Q 2017. The year-over-year decrease in costs was due to a 2016 charge-off of $3.5 million in the Wealth Division’s Wealth Client Management Group. Excluding this, noninterest expense increased $1.2 million or 17% due to higher legal and consulting costs related to certain legacy trust legal matters, increased compensation expense due to higher revenue and other infrastructure costs necessary to support the continuing growth of the business.
Pre-tax income in 4Q 2017 was $4.9 million compared to $0.9 million in 4Q 2016 and $4.1 million in 3Q 2017 and was driven by the above mentioned factors.

(3) AUM includes $146.9 million of Christiana Trust assets for which Cypress serves as sub-adviser.

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Cash Connect® net revenue increases 10% over same quarter 2016
Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 23,000 non-bank ATMs and retail safes nationwide with over $970 million in cash and other fee-based services. Cash Connect® also operates 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $9.5 million in net revenue (fee income less funding costs) in 4Q 2017, an increase of $0.9 million or 10% from 4Q 2016, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 3Q 2017, net revenue decreased $0.1 million. Noninterest expense (including intercompany allocations of expense) was $7.5 million during 4Q 2017, an increase of $1.2 million from 4Q 2016 and a decrease of $0.1 million compared to 3Q 2017. The year-over-year increase in expense was primarily due to higher operating and funding costs associated with growth, including higher partner costs, and investment in several new features of our managed services and smart safe products. Cash Connect® reported pre-tax income of $1.9 million for 4Q 2017, which was a decrease of $0.3 million from 4Q 2016, primarily as a result of margin compression from rising interest rates. Pre-tax net income was essentially flat in 4Q 2017 compared to 3Q 2017.
Throughout 2017, Cash Connect® focused on expanding both ATM and smart safe managed services to offset margin compression resulting from the ATM industry consolidation trend and higher interest rate expense pressure. Cash Connect® is committed to improving funding costs and ROA by optimizing cash usage throughout our network. Cash Connect® almost doubled our smart safe network to nearly 1,600 safes as of year-end 2017, an increase from approximately 800 safes at the end of 2016 and 100 safes at the end of 2015. Additionally, Cash Connect® has a strong smart safe pipeline generated by several national channel partners actively marketing our program.

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Capital management
WSFS’ total stockholders’ equity decreased $7.2 million, or 1% (not annualized), to $733.7 million at December 31, 2017 from $740.9 million at September 30, 2017, primarily due to the small quarterly loss, stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(4)decreased by 1% (not annualized) to $545.2 million at December 31, 2017 from $551.7 million at September 30, 2017 for the reasons described in the paragraph above.
WSFS’ common equity to assets ratio was 10.49% at December 31, 2017, and its tangible common equity to tangible assets ratio(4) decreased by 24 bps during the quarter to 8.01%. At December 31, 2017, book value per share was $23.35, a $0.24 decrease from September 30, 2017, and tangible common book value per share(4) was $17.35, a $0.22 decrease from September 30, 2017.
At December 31, 2017, WSFS Bank’s Tier 1 leverage ratio of 9.87%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.53%, and Total Capital ratio of 12.25%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.(5)
In 4Q 2017, WSFS repurchased 51,000 shares of common stock at an average price of $49.76 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 699,194 shares, or more than 2% of outstanding shares, remaining to repurchase under this current authorization. In addition, the Board of Directors approved a quarterly cash dividend of $0.09 per share of common stock. This dividend will be paid on February 22, 2018 to stockholders of record as of February 8, 2018.

(4) As used in this release, tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 21 and 22 of this press release.

(5) These ratios are calculated in accordance with guidance included in the Interagency Statement on Accounting and Reporting Implications of the New Tax Law which was issued on January 18, 2018.

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Fourth quarter 2017 earnings release conference call
Management will conduct a conference call to review 4Q 2017 results at 1:00 p.m. Eastern Time (ET) on Tuesday, January 23, 2018. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on January 23, 2018 until Tuesday, February 6, 2018 at 4 pm. by dialing 1-855-859-2056 and using Conference ID #7077949.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2017, WSFS Financial Corporation had $7.0 billion in assets on its balance sheet and $18.6 billion in assets under management and administration. WSFS operates from 76 offices located in Delaware (46), Pennsylvania (28), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company's trust and wealth management business; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company's Form 10-K for the year ended December 31, 2016 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income:
Interest and fees on loans	$59,889	$58,504	$53,951	$229,147	$194,345
Interest on mortgage-backed securities	5,176	4,955	4,096	19,308	15,754
Interest and dividends on investment securities	1,124	1,139	1,212	4,648	4,872
Other interest income	367	412	433	1,623	1,607
	66,556	65,010	59,692	254,726	216,578
Interest expense:
Interest on deposits	4,626	3,862	2,687	14,904	9,421
Interest on Federal Home Loan Bank advances	2,206	2,402	1,310	8,263	4,707
Interest on senior debt	1,179	1,807	2,120	7,228	6,356
Interest on trust preferred borrowings	522	500	439	1,940	1,622
Interest on other borrowings	298	310	182	1,120	727
	8,831	8,881	6,738	33,455	22,833
Net interest income	57,725	56,129	52,954	221,271	193,745
Provision for loan losses	4,063	2,896	5,124	10,964	12,986
Net interest income after provision for loan losses	53,662	53,233	47,830	210,307	180,759

Noninterest income:
Credit/debit card and ATM income	9,710	9,350	7,969	36,116	29,899
Investment management and fiduciary revenue	9,420	8,809	8,081	35,103	25,691
Deposit service charges	4,666	4,695	4,634	18,318	17,734
Mortgage banking activities, net	1,508	1,756	1,409	6,293	7,434
Loan fee income	735	483	567	2,218	2,066
Investment securities gains, net	220	736	479	1,984	2,369
Bank-owned life insurance income	421	546	222	1,545	919
Other income	5,755	6,066	4,938	23,067	18,949
	32,435	32,441	28,299	124,644	105,061
Noninterest expense:
Salaries, benefits and other compensation	28,145	29,172	24,794	114,376	95,983
Occupancy expense	4,807	4,756	4,086	19,409	16,646
Equipment expense	3,020	2,922	2,726	12,564	10,368
Professional fees	2,045	2,248	2,251	8,597	9,142
Data processing and operations expense	1,594	1,817	1,711	6,779	6,275
Marketing expense	815	712	843	3,083	3,020
FDIC expenses	533	560	526	2,216	2,606
Loan workout and OREO expense	316	484	622	1,820	1,681
Early extinguishment of debt	—	695	—	695	—
Corporate development expense	21	153	1,526	878	8,529
Fraud loss	2,844	—	—	2,844	—
Other operating expenses	11,925	10,644	9,864	41,200	34,416
	56,065	54,163	48,949	214,461	188,666
Income before taxes	30,032	31,511	27,180	120,490	97,154
Income tax provision	30,557	10,942	9,070	60,939	33,074
Net (loss) income	$(525)	$20,569	$18,110	$59,551	$64,080
Diluted (loss) earnings per share of common stock:	$(0.02)	$0.64	$0.56	$1.84	$2.06
Weighted average shares of common stock outstanding for fully diluted EPS (q)	31,404,353	32,268,538	32,280,897	32,302,540	31,085,693
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Performance Ratios:
Return on average assets (a)	(0.03)%	1.20%	1.08%	0.87%	1.06%
Return on average equity (a)	(0.28)	11.06	10.37	8.21	10.03
Return on average tangible common equity (a)(o)	(0.05)	15.22	14.82	11.48	12.85
Net interest margin (a)(b)	4.00	3.95	3.90	3.95	3.88
Efficiency ratio (c)	61.67	60.61	59.71	61.47	62.73
Noninterest income as a percentage of total net revenue (b)	35.68	36.30	34.52	35.72	34.93
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION  (Unaudited)

(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016
Assets:
Cash and due from banks	$122,141	$117,343	$119,929
Cash in non-owned ATMs	598,117	612,443	698,454
Investment securities (d)	161,809	162,345	199,979
Other investments	34,892	36,856	41,788
Mortgage-backed securities (d)	837,499	809,809	758,910
Net loans (e)(f)(l)	4,807,373	4,689,529	4,499,157
Bank owned life insurance	102,958	102,727	101,425
Goodwill and intangibles	188,444	189,116	191,247
Other assets	143,787	155,176	154,381
Total assets	$6,997,020	$6,875,344	$6,765,270
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,420,760	$1,357,597	$1,266,306
Interest-bearing deposits	3,597,473	3,520,190	3,333,330
Total customer deposits	5,018,233	4,877,787	4,599,636
Brokered deposits	229,371	173,932	138,802
Total deposits	5,247,604	5,051,719	4,738,438
Federal Home Loan Bank advances	710,001	697,812	854,236
Other borrowings	227,805	305,496	413,211
Other liabilities	77,958	79,456	72,049
Total liabilities	6,263,368	6,134,483	6,077,934
Stockholders’ equity	733,652	740,861	687,336
Total liabilities and stockholders’ equity	$6,997,020	$6,875,344	$6,765,270
Capital Ratios:
Equity to asset ratio	10.49%	10.78%	10.16%
Tangible common equity to tangible asset ratio (o)	8.01	8.25	7.55
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%) (p)	11.53	11.52	11.19
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%) (p)	9.87	10.24	9.66
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%) (p)	11.53	11.52	11.19
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%) (p)	12.25	12.22	11.93
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$36,436	$33,536	$22,876
Troubled debt restructuring (accruing)	20,061	14,905	14,336
Assets acquired through foreclosure	2,503	3,924	3,591
Total nonperforming assets	$59,000	$52,365	$40,803
Past due loans (h)	$461	$1,338	$438
Allowance for loan losses	40,599	40,201	39,751
Ratio of nonperforming assets to total assets	0.84%	0.76%	0.60%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.56	0.54	0.39
Ratio of allowance for loan losses to total gross loans (i)(n)	0.84	0.86	0.89
Ratio of allowance for loan losses to nonaccruing loans	111	120	174
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.31	0.23	0.40
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.22	0.19	0.23

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,469,316	$18,713	5.05%	$1,422,306	$18,186	5.07%	$1,354,359	$17,004	4.99%
Residential real estate loans	258,900	3,714	5.74	269,134	3,747	5.57	288,281	4,687	6.50
Commercial loans	2,497,730	30,575	4.89	2,471,382	30,013	4.85	2,328,245	26,789	4.61
Consumer loans	543,569	6,700	4.89	509,750	6,329	4.93	448,709	4,988	4.42
Loans held for sale	18,862	187	3.97	22,734	229	4.03	57,432	483	3.36
Total loans	4,788,377	59,889	4.98	4,695,306	58,504	4.96	4,477,026	53,951	4.81
Mortgage-backed securities (d)	824,838	5,176	2.51	809,655	4,955	2.45	763,379	4,096	2.15
Investment securities (d)	162,258	1,124	4.12	168,526	1,139	4.08	200,517	1,212	3.49
Other interest-earning assets	33,389	367	4.40	36,992	412	4.46	36,418	433	4.76
Total interest-earning assets	5,808,862	66,556	4.60%	5,710,479	65,010	4.57%	5,477,340	59,692	4.39%
Allowance for loan losses	(40,465)			(40,831)			(39,720)
Cash and due from banks	136,542			118,056			127,583
Cash in non-owned ATMs	575,121			558,855			653,662
Bank owned life insurance	102,781			102,513			101,733
Other noninterest-earning assets	342,467			344,783			324,679
Total assets	$6,925,308			$6,793,855			$6,645,277
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$1,017,068	$781	0.30%	$939,239	$606	0.26%	$925,853	$331	0.14%
Money market	1,345,702	1,375	0.41	1,324,946	1,227	0.37	1,273,868	968	0.30
Savings	554,028	262	0.19	564,275	264	0.19	548,669	220	0.16
Customer time deposits	597,111	1,467	0.97	555,668	1,188	0.85	577,834	934	0.64
Total interest-bearing customer deposits	3,513,909	3,885	0.44	3,384,128	3,285	0.39	3,326,224	2,453	0.29
Brokered deposits	243,441	741	1.21	195,073	577	1.17	148,127	234	0.63
Total interest-bearing deposits	3,757,350	4,626	0.49	3,579,201	3,862	0.43	3,474,351	2,687	0.31
FHLB of Pittsburgh advances	633,941	2,206	1.38	730,390	2,402	1.30	786,171	1,310	0.66
Trust preferred borrowings	67,011	522	3.09	67,011	500	2.96	67,011	439	2.61
Senior Debt	98,139	1,179	4.81	134,658	1,807	5.37	151,966	2,120	5.58
Other borrowed funds	122,313	298	0.97	132,030	310	0.93	133,037	182	0.54
Total interest-bearing liabilities	4,678,754	8,831	0.75%	4,643,290	8,881	0.76%	4,612,536	6,738	0.58%
Noninterest-bearing demand deposits	1,414,356			1,333,266			1,271,373
Other noninterest-bearing liabilities	80,248			79,176			66,580
Stockholders’ equity	751,950			738,123			694,788
Total liabilities and stockholders’ equity	$6,925,308			$6,793,855			$6,645,277
Excess of interest-earning assets over interest-bearing liabilities	$1,130,108			$1,067,189			$864,804
Net interest and dividend income		$57,725			$56,129			$52,954

Interest rate spread			3.85%			3.81%			3.81%

Net interest margin			4.00%			3.95%			3.90%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Market price of common stock:
High	$52.50	$49.45	$47.64	$52.50	$47.64
Low	45.75	42.45	31.90	42.45	26.40
Close	47.85	48.75	46.35	47.85	46.35
Book value per share of common stock	23.35	23.59	21.90
Tangible common book value per share of common stock (o)	17.35	17.57	15.80
Number of shares of common stock outstanding (000s)	31,418	31,410	31,390
Other Financial Data:
One-year repricing gap to total assets (k)	(0.80)%	(1.70)%	(4.14)%
Weighted average duration of the MBS portfolio	5.2 years	5.1 years	5.4 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(6,401)	$(3,528)	$(8,194)
Number of Associates (FTEs) (m)	1,159	1,121	1,116
Number of offices (branches, LPO’s, operations centers, etc.)	76	77	77
Number of WSFS owned ATMs	440	447	446
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures, see pages 21 and 22 of this press release.

(p)	Calculated for Wilmington Savings Fund Society, FSB.

(q)
Diluted earnings per share considers the impact of potentially dilutive shares except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. For the three months ended December 31, 2017, 884,982 shares were anti-dilutive and were not included in the diluted earnings per share calculation.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net interest income (GAAP)	$57,725	$56,129	$52,954	$221,271	$193,745
Core net interest income (non-GAAP)	$57,725	$56,129	$52,954	$221,271	$193,745
Noninterest Income (GAAP)	$32,435	$32,441	$28,299	$124,644	$105,061
Less: Securities gains	220	736	479	1,984	2,369
Core fee income (non-GAAP)	$32,215	$31,705	$27,820	$122,660	$102,692
Core net revenue (non-GAAP)	$89,940	$87,834	$80,774	$343,931	$296,437
Core net revenue (non-GAAP)(tax-equivalent)	$90,688	$88,627	$81,494	$346,922	$299,407
Noninterest expense (GAAP)	$56,065	$54,163	$48,949	$214,461	$188,666
Less: Corporate development costs	21	153	1,526	878	8,529
Less: Debt extinguishment costs	—	695	—	695	—
Less: Fraud loss	2,844	—	—	2,844	—
Less: WSFS Foundation contribution	1,500	—	—	1,500	—
Core noninterest expense (non-GAAP)	$51,700	$53,315	$47,423	$208,544	$180,137
Core efficiency ratio (c)	57.0%	60.2%	58.2%	60.1%	60.2%

	End of period
	December 31, 2017	September 30, 2017	December 31, 2016
Total assets	$6,997,020	$6,875,344	$6,765,270
Less: Goodwill and other intangible assets	188,444	189,116	191,247
Total tangible assets	$6,808,576	$6,686,228	$6,574,023
Total stockholders’ equity	$733,652	$740,861	$687,336
Less: Goodwill and other intangible assets	188,444	189,116	191,247
Total tangible common equity (non-GAAP)	$545,208	$551,745	$496,089
Calculation of tangible common book value per share:
Book value per share (GAAP)	$23.35	$23.59	$21.90
Tangible common book value per share (non-GAAP)	17.35	17.57	15.80
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.49%	10.78%	10.16%
Tangible common equity to tangible assets ratio (non-GAAP)	8.01	8.25	7.55

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	22

	Three months ended			Twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP net (loss) income	$(525)	$20,569	$18,110	$59,551	$64,080
Pre-tax adjustments: Securities gains, corporate development, debt extinguishment costs, fraud loss and WSFS Foundation contribution	4,145	112	1,047	3,933	6,160
Tax adjustments: DTA writedown & BOLI surrender	20,772	—	—	20,772	—
Tax impact of pre-tax adjustments	(1,485)	(43)	(315)	(1,415)	(1,837)
Non-GAAP net income	$22,907	$20,638	$18,842	$82,841	$68,403

GAAP return on average assets (ROA)	(0.03)%	1.20%	1.08%	0.87%	1.06%
Pre-tax adjustments: Securities gains, corporate development, debt extinguishment costs, fraud loss and WSFS Foundation contribution	0.24	0.01	0.06	0.06	0.10
Tax adjustments: DTA writedown & BOLI surrender	1.19	—	—	0.30	—
Tax impact of pre-tax adjustments	(0.09)	—	(0.02)	(0.02)	(0.03)
Core ROA (non-GAAP)	1.31%	1.21%	1.12%	1.21%	1.13%

GAAP net (loss) income	$(0.02)	$0.64	$0.56	$1.84	$2.06
Pre-tax adjustments: Securities gains, corporate development, debt extinguishment costs, fraud loss and WSFS Foundation contribution	0.13	—	0.03	0.12	0.19
Tax adjustments: DTA writedown & BOLI surrender	0.64	—	—	0.64	—
Tax impact of pre-tax adjustments	(0.04)	—	(0.01)	(0.04)	(0.06)
Core EPS (non-GAAP)	$0.71	$0.64	$0.58	$2.56	$2.19

Calculation of return on average tangible common equity:
GAAP net (loss) income	$(525)	$20,569	$18,110	$59,551	$64,080
Plus: Tax effected amortization of intangible assets	461	468	808	1,954	1,621
Net tangible income (non-GAAP)	$(64)	$21,037	$18,918	$61,505	$65,701
Average shareholders’ equity	$751,950	$738,123	$694,788	$725,763	$638,624
Less: average goodwill and intangible assets	188,834	189,599	186,890	189,784	127,168
Net average tangible common equity	$563,116	$548,524	$507,898	$535,979	$511,456
Return on average tangible common equity (non-GAAP)	(0.05)%	15.22%	14.82%	11.48%	12.85%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$22,907	$20,638	$18,842	$82,841	$68,403
Plus: Tax effected amortization of intangible assets	461	468	808	1,954	1,621
Core net tangible income (non-GAAP)	$23,368	$21,106	$19,650	$84,795	$70,024
Net average tangible common equity	$563,116	$548,524	$507,898	$535,979	$511,456
Core return on average tangible common equity (non-GAAP)	16.46%	15.27%	15.39%	15.82%	13.69%